Exhibit 10.3

DOMINION RESOURCES, INC.

2017 PERFORMANCE GRANT PLAN (REGULAR GRANTS)

1.    Purpose.    The purpose of the 2017 Performance Grant Plan (Regular Grants) (the “Plan”) is to set forth the terms of 2017 Regular Performance Grants (“Performance Grants”) awarded by Dominion Resources, Inc., a Virginia corporation (the “Company”), pursuant to the Dominion Resources, Inc. 2014 Incentive Compensation Plan and any amendments thereto (the “2014 Incentive Compensation Plan”). This Plan contains the Performance Goals for the awards, the Performance Criteria, the target and maximum amounts payable, and other applicable terms and conditions.

2.    Definitions. Capitalized terms used in this Plan not defined in this Section 2 will have the meaning assigned to such terms in the 2014 Incentive Compensation Plan.

a.    Cause. For purposes of this Plan, the term “Cause” will have the meaning assigned to that term under a Participant’s Employment Continuity Agreement with the Company, as such Agreement may be amended from time to time.

b.    Date of Grant. February 1, 2017.

c.    Disability or Disabled. Means a “disability” as defined under Treasury Regulation Section 1.409A-3(i)(4). The Committee, as defined in the 2014 Incentive Compensation Plan document, will determine whether or not a Disability exists and its determination will be conclusive and binding on the Participant.

d.    Participant. An officer of the Company or a Dominion Company who receives a Performance Grant on the Date of Grant.

e.    Performance Period. The 36-month period beginning on January 1, 2017 and ending on December 31, 2019.

f.    Price-Earnings Ratio. The closing price of a share of common stock on the last trading day of the Performance Period divided by the annual operating earnings per share reported for the 12-month period ending on the last day of the Performance Period.

g.    Retire or Retirement. For purposes of this Plan, the term Retire or Retirement means a voluntary termination of employment on a date when the Participant is eligible for early or normal retirement benefits under the terms of the Dominion Pension Plan, or would be eligible if any crediting of deemed additional years of age or service applicable to the Participant under the Company’s Benefit Restoration Plan or New Benefit Restoration Plan was applied under the Dominion Pension Plan, as in effect at the time of the determination, unless the Company’s Chief Executive Officer in his sole discretion (or, if the Participant is the Company’s Chief Executive Officer, the Committee in its sole discretion) determines that the Participant’s retirement is detrimental to the Company.

h.    Target Amount. The dollar amount designated in the written notice to the Participant communicating the Performance Grant.

3.    Performance Grants. A Participant will receive a written notice of the amount designated as the Participant’s Target Amount for the Performance Grant payable under the terms of this Plan. The actual payout may be from 0% to 200% of the Target Amount, depending on the achievement of the Performance Goals.

4.    Performance Achievement and Time of Payment. Upon the completion of the Performance Period, the Committee will determine the final Performance Goal achievement of each of the Performance Criteria described in Section 6. The Company will then calculate the final amount of each Participant’s Performance Grant based on such Performance Goal achievement. Except as provided in Sections 7(b) or 8, the Committee will determine the time of payout of the Performance Grants, provided that in no event will payment be made later than March 15, 2020.

5.    Forfeiture. Except as provided in Sections 7 and 8, a Participant’s right to payout of a Performance Grant will be forfeited if the Participant’s employment with the Company or a Dominion Company terminates for any reason before the end of the Performance Period.

6.    Performance Goals. Payout of Performance Grants will be based on the Performance Goal achievement described in this Section 6 of the Performance Criteria defined in Exhibit A.

a.    TSR Performance. Total Shareholder Return Performance (“TSR Performance”) will determine fifty percent (50%) of the Target Amount (“TSR Percentage”). TSR Performance is defined in Exhibit A. The percentage of the TSR Percentage that will be paid out, if any, is based on the following table:

Relative
TSR Performance	Percentage Payout
Percentile Ranking	of TSR Percentage
85th or above	200%
50th	100%
25th	50%
Below 25th	0%

To the extent that the Company’s Relative TSR Performance ranks in a percentile between the 25th and 85th percentile in the table above, then the TSR Percentage payout will be interpolated between the corresponding TSR Percentage payout set forth above. No payment of the TSR Percentage will be made if the Relative TSR Performance is below the 25th percentile, except that a payment of 25% of the TSR Percentage will be made if the Company’s Relative TSR Performance is below the 25th percentile but its Absolute TSR Performance is at least 9%. In addition to the foregoing payments, and regardless of the Company’s Relative TSR Performance, either (but not both) of the following may be earned: (i) an additional payment of 25% of the TSR Percentage will be made if the Company’s Absolute TSR Performance is at least 10% but less than 15%, and/or if the Company’s Price-Earnings Ratio is at or above the 50th percentile and below the top third of the group of companies (inclusive of the Company) used to measure Relative TSR Performance in accordance with Exhibit A hereto, or (ii) an additional payment of 50% of the TSR Percentage will be made if the Company’s Absolute TSR Performance is at least 15%, and/or if the Company’s Price-Earnings Ratio is at or above the top third of the group of companies (inclusive of the Company) used to measure Relative TSR Performance in accordance with Exhibit A hereto (in either case, the “Performance Adder”). The Committee may reduce or eliminate payment of the Performance Adder in its sole discretion.

The aggregate payments under this Section 6(a) may not exceed 250% of the TSR Percentage. In addition, the overall percentage payment under the entire Performance Grant may not exceed 200%.

b.    ROIC Performance. Return on Invested Capital Performance (“ROIC Performance”) will determine fifty percent (50%) of the Target Amount (“ROIC Percentage”). ROIC Performance is defined in Exhibit A. The percentage of the ROIC Percentage that will be paid out, if any, is based on the following table:

ROIC Performance	Percentage Payout of ROIC Percentage
6.92% and above	200%
6.60%	125%
6.21% - 6.45%	100%
5.99%	50%
Below 5.99%	0%

•	To the extent that the Company’s ROIC Performance is greater than 5.99% and less than 6.21%, the ROIC Percentage payout will be interpolated between the applicable Percentage Payout of ROIC Percentage range set forth above.

•	To the extent that the Company’s ROIC Performance is greater than 6.45% and less than 6.60%, the ROIC Percentage payout will be interpolated between the applicable Percentage Payout of ROIC Percentage range set forth above.

•	To the extent that the Company’s ROIC Performance is greater than 6.60% and less than 6.92%, the ROIC Percentage payout will be interpolated between the applicable Percentage Payout of ROIC Percentage range set forth above.

7.    Retirement, Involuntary Termination without Cause, Death or Disability.

a.    Retirement or Involuntary Termination without Cause. Except as provided in Section 8, if a Participant Retires during the Performance Period or if a Participant’s employment is involuntarily terminated by the Company or a Dominion Company without Cause during the Performance Period, and in either case the Participant would have been eligible for a payment if the Participant had remained employed until the end of the Performance Period, the Participant will receive a pro-rated payout of the Participant’s Performance Grant equal to the payment the Participant would have received had the Participant remained employed until the end of the Performance Period multiplied by a fraction, the numerator of which is the number of whole months from the Date of Grant to the first day of the month coinciding with or immediately following the date of the Participant’s retirement or termination of employment, and the denominator of which is thirty-five (35). Payment will be made after the end of the Performance Period at the time provided in Section 4 based on the Performance Goal achievement approved by the Committee. If the Participant Retires, however, no payment will be made if the Company’s Chief Executive Officer in his sole discretion (or, if the Participant is the Company’s Chief Executive Officer, the Committee in its sole discretion) determines that the Participant’s Retirement is detrimental to the Company.

b.    Death or Disability. If, while employed by the Company or a Dominion Company, a Participant dies or becomes Disabled during the Performance Period, the Participant or, in the event of the Participant’s death, the Participant’s Beneficiary will receive a lump sum cash payment equal to the product of (i) and (ii) where:

(i)	is the amount that would be paid based on the predicted performance used for determining the compensation cost recognized by the Company for the Participant’s Performance Grant for the latest financial statement filed with the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q immediately prior to the event; and

(ii)	is a fraction, the numerator of which is the number of whole months from the Date of Grant to the first day of the calendar month coinciding with or immediately following the date of the Participant’s death or Disability, and the denominator of which is thirty-five (35).

Payment under this Section 7(b) will be made as soon as administratively feasible (and in any event within sixty (60) days) after the date of the Participant’s death or Disability, and the Participant shall not have the right to any further payment under this Agreement. In the event of the Participant’s death, payment will be made to the Participant’s designated Beneficiary.

8.    Qualifying Change of Control. Upon a Qualifying Change of Control prior to the end of the Performance Period, provided the Participant has remained continuously employed with Dominion or a Dominion Company from the Date of Grant to the date of the Qualifying Change of Control, the Participant will receive a lump sum cash payment equal to the greater of (i) the Target Amount or (ii) the total payout that would be made at the end of the Performance Period if the predicted performance used for determining the compensation cost recognized by the Company for the Participant’s Performance Grant for the latest financial statement filed with the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q immediately prior to the Qualifying Change of Control was the actual performance for the Performance Period (in either case, the “COC Payout Amount”). Payment will be made on or as soon as administratively feasible following the Qualifying Change of Control date and in no event later than sixty (60) days following the Qualifying Change of Control date. If a Qualifying Change of Control occurs prior to the end of the Performance Period and after a Participant has Retired or been involuntarily terminated without Cause pursuant to Section 7(a) above, then the Participant will receive a pro-rated payout of the Participant’s Performance Grant, equal to the COC Payout Amount multiplied by the fraction set forth in Section 7(a) above, with payment occurring in a cash lump sum on or as soon as administratively feasible (but in any event within sixty (60) days) after the Qualifying Change of Control date. Following any payment under this Section 8, the Participant shall not have the right to any further payment under this Agreement.

9.    Termination for Cause. Notwithstanding any provision of this Plan to the contrary, if the Participant’s employment with the Company or a Dominion Company is terminated for Cause (as defined by the Employment Continuity Agreement between the Participant and the Company), the Participant will forfeit all rights to his or her Performance Grant.

10.    Clawback of Award Payment.

a.    Restatement of Financial Statements. If the Company’s financial statements are required to be restated at any time within a two (2) year period following the end of the Performance Period as a result of fraud or intentional misconduct, the Committee may, in its discretion, based on the facts and circumstances surrounding the restatement, direct the Company to recover all or a portion of the Performance Grant payout from the Participant if the Participant’s conduct directly caused or partially caused the need for the restatement.

b.    Fraudulent or Intentional Misconduct. If the Company determines that the Participant has engaged in fraudulent or intentional misconduct related to or materially affecting the Company’s business operations or the Participant’s duties at the Company, the Committee may, in its discretion, based on the facts and circumstances surrounding the misconduct, direct the Company to withhold payment, or if payment has been made, to recover all or a portion of the Performance Grant payout from the Participant.

c.    Recovery of Payout. The Company reserves the right to recover a Performance Grant payout pursuant to this Section 10 by (i) seeking repayment from the Participant; (ii) reducing the amount that would otherwise be payable to the Participant under another Company benefit plan or compensation program to the extent permitted by applicable law; (iii) withholding future annual and long-term incentive awards or salary increases; or (iv) taking any combination of these actions.

d.    No Limitation on Remedies. The Company’s right to recover a Performance Grant payout pursuant to this Section 10 shall be in addition to, and not in lieu of, actions the Company may take to remedy or discipline a Participant’s misconduct including, but not limited to, termination of employment or initiation of a legal action for breach of fiduciary duty.

e.    Subject to Future Rulemaking. The Performance Grant payout is subject to any claw back policies the Company may adopt in order to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform Act and Consumer Protection Act and resulting rules issued by the Securities and Exchange Commission or national securities exchanges thereunder and that the Company determines should apply to this Performance Grant Plan.

11.    Miscellaneous.

a.    Nontransferability. Except as provided in Section 7(b), a Performance Grant is not transferable and is subject to a substantial risk of forfeiture until the end of the Performance Period.

b.    No Right to Continued Employment. A Performance Grant does not confer upon a Participant any right with respect to continuance of employment by the Company, nor will it interfere in any way with the right of the Company to terminate a Participant’s employment at any time.

c.    Tax Withholding. The Company will withhold Applicable Withholding Taxes from the payout of Performance Grants.

d.    Application of Code Section 162(m). Performance Grants are intended to constitute “qualified performance-based compensation” within the meaning of section 1.162-27(e) of the Income Tax Regulations. The Committee will certify the achievement of the Performance Goals described in Section 6. To the maximum extent possible, this Plan will be interpreted and construed in accordance with this subsection 11(d).

e.    Negative Discretion. Pursuant to Section 6(c) of the 2014 Incentive Compensation Plan, the Committee retains the authority to exercise negative discretion to reduce payments under this Plan as it deems appropriate.

f.    Governing Law. This Plan shall be governed by the laws of the Commonwealth of Virginia, without regard to its choice of law provisions.

g.    Conflicts. In the event of any material conflict between the provisions of the 2014 Incentive Compensation Plan and the provisions of this Plan, the provisions of the 2014 Incentive Compensation Plan will govern.

h.    Participant Bound by Plan. By accepting a Performance Grant, a Participant acknowledges receipt of a copy of this Plan and the 2014 Incentive Compensation Plan document and prospectus, which are accessible on the Company Intranet, and agrees to be bound by all the terms and provisions thereof.

i.    Binding Effect.    This Plan will be binding upon and inure to the benefit of the legatees, distributes, and personal representatives of Participants and any successors of the Company.

j.    Section 409A. This Plan and the Performance Grants hereunder are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), and shall be interpreted to the maximum extent possible in accordance with such intent. To the extent necessary to comply with Code Section 409A, no payment will be made earlier than six months after a Participant’s termination of employment other than for death if the Performance Grant is subject to Code Section 409A and the Participant is a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i)).

EXHIBIT A

DOMINION RESOURCES, INC.

2017 PERFORMANCE GRANT PLAN

PERFORMANCE CRITERIA

Total Shareholder Return

Relative TSR Performance will be measured based on where the Company’s total shareholder return during the Performance Period ranks in relation to the total shareholder returns of the companies that are members of the Company’s compensation peer group as of the Grant Date as set forth below (the “Comparison Companies”):

Ameren Corporation	Exelon Corporation
American Electric Power Company	FirstEnergy Corporation
CenterPoint Energy	NextEra Energy
Consolidated Edison Company	Pacific Gas & Electric Company
DTE Energy Company	PPL Corporation
Duke Energy Corporation	Public Service Enterprise Group
Edison International	Southern Company
Entergy Corporation	Xcel Energy
Eversource Energy

The Comparison Companies shall be adjusted during the Performance Period as follows:

(i)	In the event of a merger, acquisition or business combination transaction of a Comparison Company with or by another Comparison Company, effective upon the public announcement of the transaction, the surviving entity shall remain a Comparison Company and the non-surviving entity shall cease to be a Comparison Company (provided that, if the proposed transaction is subsequently terminated before the Relative TSR Performance is calculated, then the non-surviving company shall be retroactively reinstated as a Comparison Company);

(ii)	If it is publicly announced that a Comparison Company will be acquired by another company that is not a Comparison Company, or in the event a “going private transaction” is publicly announced where the Comparison Company will not be the surviving entity or will otherwise no longer be publicly traded, the company shall cease to be a Comparison Company as of the date such announcement is made (provided that, if the proposed transaction is subsequently terminated before the Relative TSR Performance is calculated , then the company shall be retroactively reinstated as a Comparison Company);

(iii)	In the event of a spinoff, divestiture, or sale of assets of a Comparison Company, the Comparison Company shall no longer be a Comparison Company if the company’s reported revenue for the four most recently reported quarters ending on or before the last day of the Performance Period falls below 40% of Dominion’s reported revenue for last year of the Performance Period; and

(iv)	In the event of a bankruptcy of a Comparison Company, such company shall remain a Comparison Company and its stock price will continue to be tracked for purposes of Relative TSR Performance. If the company liquidates, it will remain a Comparison Company and its stock price will be reduced to zero for the remaining Performance Period.

i

Absolute TSR Performance will be the Company’s total shareholder return on a compounded annual basis for the Performance Period. In general, total shareholder return consists of the difference between the value of a share of common stock at the beginning and end of the Performance Period, plus the value of dividends paid as if reinvested in stock and other appropriate adjustments for such events as stock splits. For purposes of TSR Performance, the total shareholder return of the Company and the Comparison Companies will be calculated using Bloomberg L.P. As soon as practicable after the completion of the Performance Period, the total shareholder returns of the Comparison Companies will be obtained from Bloomberg L.P. and ranked from highest to lowest by the Committee. The Company’s total shareholder return will then be ranked in terms of which percentile it would have placed in among the Comparison Companies.

Return on Invested Capital

Return on Invested Capital (ROIC)

The following terms are used to calculate ROIC for purposes of the 2017 Performance Grant:

ROIC means Total Return divided by Average Invested Capital. Performance will be calculated for the two successive fiscal years within the Performance Period, added together and then divided by two to arrive at an annual average ROIC for the Performance Period.

Total Return means Operating Earnings plus After-tax Interest & Related Charges, all determined for the two successive fiscal years within the Performance Period.

Operating Earnings means operating earnings as disclosed on the Company’s earnings report furnished on Form 8-K for the applicable fiscal year.

Average Invested Capital means the Average Balances for Long & Short-term Debt plus Preferred Equity plus Common Shareholders’ Equity. The Average Balances for a year are calculated by performing the calculation at the end of each month during the fiscal year plus the last month of the prior fiscal year and then averaging those amounts over 13 months. Long and short-term debt shall exclude debt that is non-recourse to Dominion Resources, Inc. (Dominion) or its subsidiaries where Dominion or its subsidiaries has not made an associated investment. Short-term debt shall be net of cash and cash equivalents.

Average Invested Capital will be calculated by excluding (i) accumulated other comprehensive income/(loss) from Common Shareholders’ Equity (as shown on the Company’s financial statements during the Performance Period); (ii) impacts from changes in accounting principles that were not prescribed as of the Date of Grant; and (iii) the effects of incremental impacts from non-operating gains or losses during the Performance Period, as disclosed on the Company’s earnings report furnished on Form 8-K, that were not included in the projection on which the original ROIC calculation was based at the time of the grant.

ii